Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Trina Schurman
November 10, 2016 at 1:05 PM PST		Nordstrom, Inc.
(206) 303-6503

	MEDIA CONTACT:	Tara Darrow
Nordstrom, Inc.
(206) 303-3016
Nordstrom Third Quarter 2016 Operational Results Exceeded Expectations
Continued Improvements in the Company's Operating Model
SEATTLE, Wash. (November 10, 2016) – Nordstrom, Inc. (NYSE: JWN) today reported third quarter results on an operational basis that exceeded expectations, reflecting continued strength in inventory and expense execution. Total Company net sales for the third quarter increased 7.2 percent and comparable sales increased 2.4 percent, compared with the same period last year. This includes a favorable comparison resulting from one week of the Anniversary Sale, historically the Company's largest event of the year, shifting into the third quarter. Combined second and third quarter comparable sales, which removes the impact of the event shift, increased 0.4 percent compared with the same period last year.
"We've made considerable changes in the way we operate to improve the customer experience while increasing our productivity," said Blake Nordstrom, co-president, Nordstrom, Inc. "We are particularly proud of our team's efforts to align inventories and improve our operating efficiencies. These outcomes have positively impacted our operating results."
Third quarter results included a non-cash goodwill impairment of $197 million related to Trunk Club, which the Company acquired in 2014. While this business continues to deliver outsized top-line growth, current expectations for future growth and profitability are lower than initial estimates. To further improve the customer experience and better position Trunk Club's business for profitable growth, the Company is making a number of operational changes.
The Company reported loss per diluted share for the third quarter ended October 29, 2016 of $0.06 and revised its fiscal year 2016 outlook to $1.70 to $1.80. Excluding the impairment charge, the Company reported third quarter adjusted earnings per diluted share of $0.84 and raised its fiscal year 2016 outlook for adjusted earnings per diluted share to $2.85 to $2.95 to incorporate third quarter results.
THIRD QUARTER SUMMARY

•
Third quarter net loss was $10 million and earnings before interest and taxes (EBIT) was $55 million, or 1.6 percent of net sales, compared with net earnings of $81 million and EBIT of $155 million, or 4.8 percent of net sales, during the same period in fiscal 2015.

•	Retail EBIT decreased $126 million compared with the same quarter last year due to the impairment charge of $197 million, partially offset by continued sales growth.

•	Credit EBIT increased $26 million, which primarily reflected transaction costs incurred in 2015 associated with the sale of the credit card portfolio.

•
Total Company net sales of $3.5 billion for the third quarter increased 7.2 percent compared with net sales of $3.2 billion during the same period in fiscal 2015. Total Company comparable sales for the third quarter increased 2.4 percent.

•	In the Nordstrom brand, including U.S. and Canada full-line stores and Nordstrom.com, net sales when combined with Trunk Club, increased 2.4 percent and comparable sales increased 0.9 percent.

•
Across U.S. full-line stores and Nordstrom.com, the top-performing merchandise categories were Women's Apparel and Men's Apparel. The younger customer-focused departments in Women's Apparel continued to outperform, reflecting strength in denim and collaborations with new and emerging limited distribution brands. The West was the top-performing geographic region.

•
In the Nordstrom Rack brand, which consists of Nordstrom Rack stores and Nordstromrack.com/HauteLook, net sales increased 10.1 percent and comparable sales increased 3.9 percent. The East was the top-performing geographic region.

•
Retail gross profit, as a percentage of net sales, of 34.8 percent increased 93 basis points compared with the same period in fiscal 2015. This reflected strong inventory execution, which resulted in net sales growth outpacing inventory growth, in addition to leverage of buying and occupancy costs.

•
Selling, general and administrative expenses, as a percentage of net sales, of 29.6 percent decreased 218 basis points compared with the same period in fiscal 2015. This was primarily due to transaction costs incurred in 2015 associated with the sale of the credit card portfolio in addition to the shift in sales volume from the Anniversary Sale resulting in expense leverage. Expense performance exceeded the Company's expectations by approximately 70 basis points, reflecting ongoing progress to improve operational efficiencies.

•
During the quarter ended October 29, 2016, the Company recognized approximately $10 million in tax benefits related to the resolution of certain federal income tax issues. The impact to the quarter is estimated to be $0.06 per share.

•
To build on the success of the Nordstrom Rewards loyalty program, the Company expanded its program in the second quarter to enable all customers to earn benefits regardless of how they choose to pay. Through this expanded program, the Company has more than 7 million active Rewards customers in the U.S. and Canada, up over 40 percent, from approximately 5 million a year ago. Sales from Nordstrom Rewards customers represented 45 percent of third quarter sales, compared with 39 percent a year ago.

•
During the nine months ended October 29, 2016, the Company repurchased 1.9 million shares of its common stock for $93 million. A total capacity of $718 million remains available under its existing share repurchase board authorization. The actual number, price, manner and timing of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission ("SEC") rules.

•
Return on invested capital ("ROIC") for the 12 fiscal months ended October 29, 2016 was 7.2 percent compared with 11.4 percent in the prior 12-month period. This decrease was primarily due to a 340 basis point impact from the non-cash goodwill impairment of Trunk Club. A reconciliation of this non-GAAP financial measure to the closest GAAP measure is included below. Additionally, the impact of the impairment on ROIC is quantified.

EXPANSION UPDATE
To date in fiscal 2016, the Company opened 26 stores, relocated three stores and closed one store. The Company opened the following stores in the third quarter of 2016:

Location	Store Name	Square Footage (000's)	Timing

Nordstrom full-line - U.S.
Austin, Texas	The Domain	131	September 30

Nordstrom full-line - Canada
Toronto, Ontario	Toronto Eaton Centre	233	September 16
Toronto, Ontario	Yorkdale Shopping Centre	208	October 21

Nordstrom Rack
Tustin, California	The Market Place	35	August 26
Novi, Michigan	West Oaks	33	August 26
Allentown, Pennsylvania	Hamilton Crossing	36	August 26
Pittsburgh, Pennsylvania	The Block Northway	40	August 26
Honolulu, Hawaii	Waikiki Trade Center	34	September 1
Santa Rosa, California	Coddingtown Mall	31	September 30
Rosemont, Illinois	Fashion Outlets	28	September 30
Braintree, Massachusetts	The Marketplace at Braintree	37	September 30
New Orleans, Louisiana	Outlet Collection at Riverwalk	35	October 6
Albuquerque, New Mexico	Winrock Town Center	34	October 6
King of Prussia, Pennsylvania	KOP Town Center[1]	36	October 6
La Jolla, California	The Shops at La Jolla Village	32	October 21
Fort Lauderdale, Florida	1600 Commons	35	October 21
Langhorne, Pennsylvania	Lincoln Plaza	27	October 21
Sacramento, California	HBA[2]	35	October 27
Algonquin, Illinois	Algonquin Commons	31	October 27
Washington, D.C.	District Center	37	October 27

Trunk Club
Charleston, South Carolina	Charleston, South Carolina	3	September 13

Last Chance
Lombard, Illinois	Yorktown Center	47	October 20
1 Nordstrom relocated its Rack store at the Overlook at King of Prussia in King of Prussia, Pennsylvania to the nearby KOP Town Center.
2 Nordstrom relocated its Rack store at Howe 'Bout Arden Center in Sacramento, California to another location within the same center.

Number of stores	October 29, 2016	October 31, 2015
Nordstrom full-line - U.S.	118	118
Nordstrom full-line - Canada	5	3
Nordstrom Rack	215	194
Other[1]	10	8
Total	348	323
[1] Other includes Trunk Club clubhouses, Jeffrey boutiques and our Last Chance stores.

Gross square footage	29,783,000	28,610,000
FISCAL YEAR 2016 OUTLOOK
Excluding the impairment charge, the Company raised its annual earnings per diluted share expectations to incorporate its third quarter results, which exceeded expectations primarily due to the Company's efforts to align inventory and improve operational efficiencies. Nordstrom's expectations for fiscal 2016 are as follows:

	Prior Outlook	Current Outlook, excluding impairment charge	Current Outlook
Net sales (percent)	2.5 to 4.5 increase	Approximately 3.5 increase	Approximately 3.5 increase
Comparable sales (percent)	1 decrease to 1 increase	Approximately flat	Approximately flat
Retail EBIT (percent)	10 to 15 decrease	5 to 10 decrease	30 to 35 decrease
Credit EBIT (million)	Approximately $80	Approximately $90	Approximately $90
Earnings per diluted share (excluding the impact of any future share repurchases)	$2.60 to $2.75	$2.85 to $2.95	$1.70 to $1.80
CONFERENCE CALL INFORMATION
The Company's senior management will host a conference call to discuss third quarter 2016 results and fiscal 2016 outlook at 4:45 p.m. Eastern Standard Time today. To listen to the live call online and view the speakers' prepared remarks and the conference call slides, visit the Investor Relations section of the Company's corporate website at http://investor.nordstrom.com. An archived webcast with the speakers' prepared remarks and the conference call slides will be available in the Quarterly Earnings section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13648454, until the close of business on November 17, 2016.

ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion specialty retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 348 stores in 40 states, including 123 full-line stores in the United States, Canada and Puerto Rico; 215 Nordstrom Rack stores; two Jeffrey boutiques; and two clearance stores. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com and HauteLook. The Company also owns Trunk Club, a personalized clothing service serving customers online at TrunkClub.com and its six clubhouses. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this news release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties including, but not limited to, anticipated financial outlook for the fiscal year ending January 28, 2017, anticipated annual total and comparable sales rates, anticipated new store openings in existing, new and international markets, anticipated Return on Invested Capital and trends in our operations. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: successful execution of our customer strategy, including expansion into new domestic and international markets, acquisitions, investments in our stores and online as well as investments in technology, our ability to realize the anticipated benefits from growth initiatives and our ability to provide a seamless experience across all channels; timely and effective execution of our ecommerce initiatives and ability to manage the costs and organizational changes associated with this evolving business model; timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; effective inventory management processes and systems, fulfillment processes and systems, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach of our systems or those of a third-party provider that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information or compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; our ability to effectively utilize data in strategic planning and decision making; efficient and proper allocation of our capital resources; our ability to realize the expected benefits, respond to potential risks and appropriately manage costs associated with our program agreement with TD; our ability to safeguard our reputation and maintain our vendor relationships; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online, and evolve our business model; the effectiveness of planned advertising, marketing and promotional campaigns in the highly competitive retail industry; the timing, price, manner and amounts of share repurchases by the Company, if any, or any share issuances by the Company, including issuances associated with option exercises or other matters; the impact of economic and market conditions and the resultant impact on consumer spending patterns; weather conditions, natural disasters, health hazards, national security or other market disruptions, or the prospects of these events and the resulting impact on consumer spending patterns; our compliance with applicable domestic and international laws, regulations and ethical standards, including those related to banking, employment and tax and the outcome of claims and litigation and resolution of such matters; the impact of the current regulatory environment and financial system and health care reforms; and compliance with debt covenants, availability and cost of credit, changes in our credit rating, changes in interest rates, debt repayment patterns and personal bankruptcies. Our SEC reports, including our Form 10-K for the fiscal year ended January 30, 2016, and our Form 10-Q for the fiscal quarters ended April 30, 2016 and July 30, 2016, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Nine Months Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Net sales	$3,472	$3,239	$10,255	$9,953
Credit card revenues, net	70	89	186	291
Total revenues	3,542	3,328	10,441	10,244
Cost of sales and related buying and occupancy costs	(2,261)	(2,142)	(6,720)	(6,468)
Selling, general and administrative expenses	(1,029)	(1,031)	(3,143)	(2,999)
Goodwill impairment	(197)	—	(197)	—
Earnings before interest and income taxes	55	155	381	777
Interest expense, net	(30)	(30)	(90)	(94)
Earnings before income taxes	25	125	291	683
Income tax expense	(35)	(44)	(138)	(263)
Net (loss) earnings	$(10)	$81	$153	$420

(Loss) Earnings per share:
Basic	$(0.06)	$0.43	$0.88	$2.22
Diluted	$(0.06)	$0.42	$0.87	$2.17

Weighted-average shares outstanding:
Basic	173.4	187.2	173.3	189.1
Diluted	173.4	191.3	175.6	193.2

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	October 29, 2016	January 30, 2016	October 31, 2015
Assets
Current assets:
Cash and cash equivalents	$531	$595	$821
Accounts receivable, net	216	196	215
Merchandise inventories	2,411	1,945	2,402
Current deferred tax assets, net	—	—	247
Prepaid expenses and other	227	278	202
Total current assets	3,385	3,014	3,887

Land, property and equipment (net of accumulated depreciation of $5,462, $5,108 and $5,020)	3,865	3,735	3,742
Goodwill	238	435	447
Other assets	478	514	510
Total assets	$7,966	$7,698	$8,586

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,653	$1,324	$1,688
Accrued salaries, wages and related benefits	391	416	417
Other current liabilities	1,186	1,161	1,075
Current portion of long-term debt	11	10	9
Total current liabilities	3,241	2,911	3,189

Long-term debt, net	2,767	2,795	2,800
Deferred property incentives, net	532	540	568
Other liabilities	566	581	621

Commitments and contingencies

Shareholders' equity:
Common stock, no par value: 1,000 shares authorized; 173.2, 173.5 and 185.4 shares issued and outstanding	2,651	2,539	2,519
Accumulated deficit	(1,742)	(1,610)	(1,047)
Accumulated other comprehensive loss	(49)	(58)	(64)
Total shareholders' equity	860	871	1,408
Total liabilities and shareholders' equity	$7,966	$7,698	$8,586

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Nine Months Ended
	October 29, 2016	October 31, 2015
Operating Activities
Net earnings	$153	$420
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	480	424
Goodwill impairment	197	—
Amortization of deferred property incentives and other, net	(57)	(107)
Deferred income taxes, net	(14)	(78)
Stock-based compensation expense	68	57
Tax (deficiency) benefit from stock-based compensation	(2)	14
Excess tax benefit from stock-based compensation	(2)	(14)
Bad debt expense	—	26
Change in operating assets and liabilities:
Accounts receivable	(20)	(73)
Proceeds from sale of credit card receivables originated at Nordstrom	—	1,297
Merchandise inventories	(393)	(607)
Prepaid expenses and other assets	25	(36)
Accounts payable	360	326
Accrued salaries, wages and related benefits	(30)	(2)
Other current liabilities	33	(34)
Deferred property incentives	54	128
Other liabilities	20	4
Net cash provided by operating activities	872	1,745

Investing Activities
Capital expenditures	(625)	(857)
Change in credit card receivables originated at third parties	—	33
Proceeds from sale of credit card receivables originated at third parties	—	890
Other, net	47	3
Net cash (used in) provided by investing activities	(578)	69

Financing Activities
Proceeds from long-term borrowings, net of discounts	—	13
Principal payments on long-term borrowings	(7)	(6)
Defeasance of long-term debt	—	(339)
(Decrease) increase in cash book overdrafts	(127)	7
Cash dividends paid	(192)	(1,116)
Payments for repurchase of common stock	(91)	(517)
Proceeds from issuances under stock compensation plans	51	90
Excess tax benefit from stock-based compensation	2	14
Other, net	6	34
Net cash used in financing activities	(358)	(1,820)

Net decrease in cash and cash equivalents	(64)	(6)
Cash and cash equivalents at beginning of period	595	827
Cash and cash equivalents at end of period	$531	$821

NORDSTROM, INC.
STATEMENTS OF EARNINGS — RETAIL BUSINESS
(unaudited; dollar amounts in millions)
Retail Business
Our Retail Business includes our Nordstrom U.S. and Canada full-line stores, Nordstrom.com, Nordstrom Rack stores, Nordstromrack.com/HauteLook, Trunk Club, Jeffrey and our Last Chance clearance stores. It also includes unallocated corporate center expenses. The following tables summarize the results of our Retail Business for the quarter and nine months ended October 29, 2016 compared with the same periods in 2015:

	Quarter Ended
	October 29, 2016		October 31, 2015
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$3,472	100.0%	$3,239	100.0%
Cost of sales and related buying and occupancy costs	(2,262)	(65.2%)	(2,140)	(66.1%)
Gross profit	1,210	34.8%	1,099	33.9%
Selling, general and administrative expenses	(990)	(28.5%)	(951)	(29.3%)
Goodwill impairment	(197)	(5.7%)	—	—
Earnings before interest and income taxes	$23	0.6%	$148	4.6%

	Nine Months Ended
	October 29, 2016		October 31, 2015
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$10,255	100.0%	$9,953	100.0%
Cost of sales and related buying and occupancy costs	(6,718)	(65.5%)	(6,463)	(64.9%)
Gross profit	3,537	34.5%	3,490	35.1%
Selling, general and administrative expenses	(3,024)	(29.5%)	(2,881)	(28.9%)
Goodwill impairment	(197)	(1.9%)	—	—
Earnings before interest and income taxes	$316	3.1%	$609	6.1%
1 Subtotals and totals may not foot due to rounding.
The following table summarizes net sales and comparable sales within our Retail Business:

	Quarter Ended				Nine Months Ended
	October 29, 2016		October 31, 2015		October 29, 2016		October 31, 2015
	Sales	Comp %	Sales	Comp %	Sales	Comp %	Sales	Comp %
Nordstrom full-line stores - U.S.	$1,568	(4.5%)	$1,634	(2.2%)	$5,128	(6.3%)	$5,431	(0.2%)
Nordstrom.com	497	20.1%	414	11.4%	1,675	10.3%	1,518	17.6%
Full-price	2,065	0.5%	2,048	0.3%	6,803	(2.6%)	6,949	3.2%

Nordstrom Rack	958	0.9%	885	(2.2%)	2,777	0.4%	2,573	(0.2%)
Nordstromrack.com/HauteLook	159	23.2%	129	38.8%	482	32.9%	363	46.1%
Off-price	1,117	3.9%	1,014	2.4%	3,259	4.6%	2,936	4.6%

Other retail[1]	135		107		384		250
Total Retail segment	3,317		3,169		10,446		10,135
Corporate/Other	155		70		(191)		(182)
Total Company	$3,472	2.4%	$3,239	0.9%	$10,255	(0.2%)	$9,953	3.5%
1 Other retail includes Nordstrom Canada full-line stores, Trunk Club and Jeffrey boutiques.

NORDSTROM, INC.
STATEMENTS OF EARNINGS — CREDIT
(unaudited; amounts in millions)
Credit
On October 1, 2015, we completed the sale of a substantial majority of our U.S. Visa and private label credit card portfolio to TD. Prior to the close of the credit card receivable transaction, credit card revenues included finance charges, interchange fees, late fees and other revenue, recorded net of estimated uncollectible finance charges and fees. We continue to recognize revenue in this manner for the credit card receivables retained subsequent to the close of the transaction.
Following the close of the transaction and pursuant to the program agreement with TD, we receive our portion of the ongoing credit card revenue, net of credit losses, from both the sold and newly generated credit card receivables, which is recorded in credit card revenues, net. Asset amortization and deferred revenue recognition associated with the assets and liabilities recorded as part of the transaction are also recorded in credit card revenues, net.
The following table summarizes the results of our Credit segment for the quarter and nine months ended October 29, 2016 compared with the same periods in 2015:

	Quarter Ended		Nine Months Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Credit card revenues, net	$70	$89	$186	$291
Credit expenses	(38)	(50)	(121)	(152)
Credit transaction, net	—	(32)	—	29
Earnings before interest and income taxes	32	7	65	168
Interest expense	—	(3)	—	(12)
Earnings before income taxes	$32	$4	$65	$156

NORDSTROM, INC.
ADJUSTED EARNINGS AND ADJUSTED EARNINGS PER SHARE
(NON-GAAP FINANCIAL MEASURES)
(unaudited; dollar amounts in millions)
We believe that Adjusted Earnings and Adjusted Earnings Per Share provides useful information to investors in evaluating our business performance for the quarter and nine months ended October 29, 2016. The effect of excluding certain items from the net (loss) earnings provides management and shareholders an alternative measure to use in evaluating our business performance period over period.
Adjusted Earnings and Adjusted Earnings Per Share are not measures of financial performance under generally accepted accounting principles ("GAAP") and should be considered in addition to, and not as a substitute for net (loss) earnings, (loss) earnings per share and diluted earnings per share or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies financial measures and therefore may not be comparable to methods used by other companies. The financial measures calculated under GAAP which are most directly comparable to Adjusted Earnings and Adjusted Earnings Per Share are net (loss) earnings and diluted earnings per share, which are reconciled below:

	Quarter Ended October 29, 2016		Nine Months Ended October 29, 2016
	Amount	Amount Per Share	Amount	Amount Per Share
Net (loss) earnings[1]	$(10)	$(0.06)	$153	$0.87
Trunk Club goodwill impairment	197	1.12	197	1.12
Tax effect of non-deductible charges in interim period[2]	(39)	(0.22)	(39)	(0.22)
Adjusted Earnings	$148	$0.84	$311	$1.77
1 Due to the anti-dilutive effect resulting from the reported net loss, the impact of potentially dilutive securities on the per share amounts has been omitted from the quarterly calculation of weighted-average shares for diluted EPS for the quarter ended October 29, 2016. The impact of these potentially dilutive securities has been included in the calculation of weighted-average shares for diluted EPS for the nine months ended October 29, 2016.
2 The effect of taxes on the adjustments used to arrive at Adjusted Earnings is calculated based on applying the estimated annual effective tax rate to Adjusted Earnings plus other tax items for each interim period. The impact of this tax effect will reverse in the fourth quarter of 2016.

NORDSTROM, INC.
RETURN ON INVESTED CAPITAL AND ADJUSTED RETURN ON INVESTED CAPITAL
(NON-GAAP FINANCIAL MEASURES)
(unaudited; dollar amounts in millions)
We believe ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of our use of capital and believe ROIC is an important component of shareholders' return over the long term. In addition, we incorporate ROIC in our executive incentive compensation measures. The effect of excluding certain items from ROIC to arrive at an Adjusted ROIC provides management and shareholders an alternative measure to use in evaluating our results period over period. For the 12 fiscal months ended October 29, 2016, our ROIC and Adjusted ROIC decreased compared with the 12 fiscal months ended October 31, 2015, primarily due to reduced earnings.
We define ROIC as our net operating profit after tax divided by our average invested capital using the trailing 12-month average. ROIC and Adjusted ROIC are not measures of financial performance under GAAP and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to ROIC and Adjusted ROIC is return on assets. The following is a reconciliation of the components and adjustments to ROIC and return on assets:

	12 Fiscal Months Ended
	October 29, 2016			October 31, 2015
	Unadjusted	Adjustments[1]	Adjusted
Net earnings	$333	$197	$530	$675
Add: income tax expense	252	—	252	438
Add: interest expense	121	—	121	129
Earnings before interest and income tax expense	706	197	903	1,242

Add: rent expense	195	—	195	165
Less: estimated depreciation on capitalized operating leases[2]	(103)	—	(103)	(88)
Net operating profit	798	197	995	1,319

Less: estimated income tax expense	(383)	—	(383)	(519)
Net operating profit after tax	$415	$197	$612	$800

Average total assets	$7,987	$—	$7,987	$9,362
Less: average non-interest-bearing current liabilities	(3,105)	—	(3,105)	(2,965)
Less: average deferred property incentives	(541)	—	(541)	(536)
Add: average estimated asset base of capitalized operating leases[3]	1,452	—	1,452	1,171
Average invested capital	$5,793	$—	$5,793	$7,032

Return on assets	4.2%			7.2%
ROIC/Adjusted ROIC	7.2%		10.6%	11.4%
1 The adjustment for the 12 months ended October 29, 2016 includes the goodwill impairment charge of $197 related to Trunk Club.
2 Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property. Asset base is calculated as described in footnote 3 below.
3 Based upon the trailing 12-month average of the monthly asset base. The asset base for each month is calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases described in footnote 2.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
Adjusted Debt to earnings before interest, income taxes, depreciation, amortization and rent ("EBITDAR") is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our goal is to manage debt levels to maintain an investment-grade credit rating and operate with an efficient capital structure. In evaluating our debt levels, this measure provides a reflection of our credit worthiness that could impact our credit rating and borrowing costs. We also have a debt covenant that requires an adjusted debt to EBITDAR leverage ratio of less than four times. As of October 29, 2016, our Adjusted Debt to EBITDAR was 2.5, compared with 2.1 as of October 31, 2015. This increase was primarily driven by reduced earnings.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted Debt to EBITDAR is debt to net earnings. The following is a reconciliation of the components of Adjusted Debt to EBITDAR and debt to net earnings:

	2016[1]	2015[1]
Debt	$2,778	$2,809
Add: estimated capitalized operating lease liability[2]	1,561	1,320
Less: fair value hedge adjustment included in long-term debt	(14)	(26)
Adjusted Debt	$4,325	$4,103

Net earnings	$333	$675
Add: income tax expense	252	438
Add: interest expense, net	121	129
Earnings before interest and income taxes	706	1,242

Add: depreciation and amortization expenses	631	557
Add: rent expense	195	165
Add: non-cash acquisition-related charges[3]	197	13
EBITDAR	$1,729	$1,977

Debt to Net Earnings	8.3	4.2
Adjusted Debt to EBITDAR	2.5	2.1
1 The components of Adjusted Debt are as of October 29, 2016 and October 31, 2015, while the components of EBITDAR are for the 12 months ended October 29, 2016 and October 31, 2015.
2 Based upon the estimated lease liability as of the end of the period, calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property.
3 Our revolver agreement stipulates that non-cash charges (including goodwill or other impairment charges) related to acquisitions be deducted in determining net earnings for purposes of our debt covenant calculation. As such, the Trunk Club goodwill impairment of $197 has been added back to arrive at EBITDAR for the 12 months ended October 29, 2016.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures, and when used in conjunction with GAAP measures, provides investors with a meaningful analysis of our ability to generate cash from our business. For the nine months ended October 29, 2016, we had Free Cash Flow of ($72) compared with $702 for the nine months ended October 31, 2015.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Nine Months Ended
	October 29, 2016	October 31, 2015
Net cash provided by operating activities	$872	$1,745
Less: capital expenditures	(625)	(857)
Less: cash dividends paid	(192)	(1,116)
Add: proceeds from sale of credit card receivables originated at third parties	—	890
Add: change in credit card receivables originated at third parties	—	33
(Less) Add: change in cash book overdrafts	(127)	7
Free Cash Flow	$(72)	$702

Net cash (used in) provided by investing activities	$(578)	$69
Net cash used in financing activities	(358)	(1,820)